Exhibit 99.1

NEWS RELEASE

Halcón Resources to Acquire Williston Basin Assets

Company Adds 81,000 Net Acres and Over 10,500 Boe/d in Core Area

HOUSTON, TEXAS – October 22, 2012 – Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has entered into a privately negotiated definitive agreement with Petro-Hunt, L.L.C. and an affiliated entity, to acquire producing and undeveloped oil and gas assets in the Williston Basin (“Williston Basin Assets”) for an aggregate purchase price of approximately $1.45 billion, consisting of $700 million in cash and $750 million in equity.

The Williston Basin Assets are comprised of approximately 81,000 net acres (~95% operated) prospective for the Bakken and Three Forks formations primarily located in Williams, Mountrail, McKenzie and Dunn Counties, North Dakota. Current average net production from these assets is in excess of 10,500 barrels of oil equivalent per day (Boe/d) and total proved reserves, as estimated by third party reserve engineers, are approximately 42.4 million barrels of oil equivalent (MMBoe), 88% oil, with an internally estimated resource potential of greater than 100 MMBoe. Currently there are five operated drilling rigs running on the properties.

On a pro forma basis for this transaction, the Company has over 135,000 net acres in the Williston Basin and company-wide current average net production is approximately 26,500 Boe/d.

Additionally, Halcón has entered into an agreement pursuant to which Canada Pension Plan Investment Board (“CPPIB”) has agreed to purchase $300 million of the Company’s common stock at $7.16 per share, subject to customary closing conditions and the successful closing of the acquisition of the Williston Basin Assets.

Halcón has secured financing commitments from Wells Fargo, J.P. Morgan, Goldman Sachs and Barclays pursuant to which the borrowing base under the Company’s senior secured revolving credit facility will be increased to $850 million and such banks have agreed to provide a $500 million bridge loan commitment.

Floyd C. Wilson, Halcón’s Chairman and Chief Executive Officer, stated, “This acquisition is immediately accretive on all measures and is consistent with our strategy of building an oil company with a multi-year drilling inventory in several liquids-rich basins. The assets we are acquiring are located in what is arguably the most attractive oil producing basin in the lower 48, on a risk adjusted basis. This transaction improves our leverage profile and will effectively increase our estimated proved reserves on a pro forma basis by over 58% to approximately 115 million barrels of oil equivalent, 79% of which is liquids.”

Bruce W. Hunt, President of Petro-Hunt, L.L.C., commented, “We are pleased to become a significant Halcón shareholder through this transaction. The track record of Halcón’s management team speaks for itself and we are confident they will do a great job of developing these solid assets. Petro-Hunt has a long history of operating oil and gas properties in the Williston Basin. We will continue to operate production of approximately 24,000 Boe/d and develop our 600,000 plus acres of oil and gas leasehold in the Williston Basin with the full attention of our existing staff.”

R. Scott Lawrence, CPPIB’s Vice-President, Head of Relationship Investments, remarked, “CPPIB’s investment aligns with our strategy to provide strategic, long-term capital to well-positioned companies like Halcón and work with management to help create value now and in the future.”

The $750 million equity consideration will initially be issued as preferred stock that will automatically convert into common stock at $7.45 per share following an increase in Halcón’s authorized common shares to accommodate conversion and obtaining certain regulatory approvals.

Terms and Conditions

The Company’s board of directors has unanimously approved the transaction, which is subject to customary closing conditions, including approval of listing of the Halcón common stock to be issued in the transaction on the New York Stock Exchange and regulatory clearance. The effective date of the transaction is June 1, 2012, and Halcón anticipates completing the transaction in December 2012.

Mitchell Energy Advisors acted as financial advisor to Halcón.

Tudor, Pickering, Holt & Co. acted as financial advisor to CPPIB.

Investor Conference Call

Halcón will host a conference call on October 22, 2012 to discuss the proposed transaction at 9:00 a.m. EDT (8:00 a.m. CDT). Investors may participate in the conference call via telephone by dialing (877) 810-3368 for domestic callers or (914) 495-8561 for international callers, in both cases using conference ID 43905963, and asking for the Halcón call a few minutes prior to the start time. An accompanying slide presentation and a link to the live audio webcast will be available on Halcón’s website at http://www.halconresources.com on the day of the presentation.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes and the anticipated timing for closing the proposed transaction. Forward-looking statements are based on current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the possibility that Halcón may be unable to satisfy the conditions to closing; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to timely integrate and realize expected value from acquisitions; inability of management to execute its plans to meet its goals; shortages of drilling equipment, oil field personnel and services;

unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change or governmental approvals may be delayed or withheld. Halcón’s annual report on Form 10-K for the year ended December 31, 2011, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition. Halcón undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Scott M. Zuehlke

VP, Investor Relations

Halcón Resources

(832) 538-0314